                                                         Exhibit 11.1

                             NATURAL WONDERS, INC.
                       COMPUTATION OF PER SHARE NET LOSS
                     (In thousands, except per share data)


                                                              Quarter Ended                      Nine Months Ended
                                                     ----------------------------------   -----------------------------------
                                                     November 1, 1997  November 2, 1996   November 1, 1997   November 2, 1996
                                                     ----------------  ----------------   ----------------   ----------------
Net loss                                                  $(2,189)          $(1,920)          $(6,615)            $(5,417)
                                                          -------           -------           -------             -------
                                                          -------           -------           -------             -------
Weighted average common
    shares outstanding                                      8,005             7,878             7,995               7,830

Per share net loss                                         $(0.27)           $(0.24)           $(0.83)             $(0.69)
                                                          -------           -------           -------             -------
                                                          -------           -------           -------             -------

There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.